Exhibit 99.1

New York Times Publisher Arthur O. Sulzberger, Jr. to Retire at Year’s End;

A.G. Sulzberger Named Publisher

Mr. Sulzberger, Jr. Transformed The Times into an International Media Company, and Built the

Most Successful Digital Pay Model in News

A.G. Sulzberger Has Been a Principal Architect of The Times’s Digital Transformation

NEW YORK, Dec. 14, 2017—The New York Times Company announced today that Arthur O. Sulzberger, Jr. will retire as publisher on December 31, 2017. He will continue to serve as chairman of the Company’s board of directors, a position he has held since 1997. Mr. Sulzberger, Jr., 66, has been The Times’s publisher since 1992.

Deputy Publisher A.G. Sulzberger, 37, will become publisher of The New York Times on January 1, 2018. Like the publishers before him, he will be the principal steward of the editorial independence, excellence, and long-term prosperity of The New York Times.

Robert E. Denham, the presiding director of The Times Company board of directors, said, “Over his career, and in particular during this past year as deputy publisher, A.G. has displayed superb leadership skills. He asks smart questions, he challenges, he exercises excellent judgment and he makes things happen. His reputation as a fine journalist and digital strategist is well-earned. As publisher, Arthur has positioned The Times for future success and the board is confident that A.G. is the right person to succeed him.”

Mr. Sulzberger, Jr. said, “It has been an extraordinary honor to serve as publisher of The New York Times and I will step down at the end of the year prouder than I have ever been of the strength, independence and integrity of this institution. My colleagues—the women and men who have devoted themselves to producing and distributing the world’s best journalism—have made my job so fulfilling and I am forever in their debt.”

He continued, “A.G. embodies the values and mission of The Times. He has proven himself to be a powerful force for change, deeply dedicated to moving the company forward as the pace of transformation in our business continues to speed up. I am completely confident that he—and his cousins who are working alongside him—will dedicate themselves to preserving the excellence at The Times that my family has been committed to for over 120 years.”

A.G. Sulzberger said, “Arthur is the only publisher of his generation who took over a great news organization and left it better than he found it. The fortunate position The Times enjoys today was not a foregone conclusion; it is a direct result of the bold bets Arthur made, from taking the paper national and then international, to embracing the Internet, to insisting that great journalism is worth paying for.”

He continued, “Original, independent, deeply-reported journalism is the fuel that powers a healthy and engaged society. My focus as publisher will be on ensuring the continued journalistic excellence and commercial success of The Times through a period of transformation for the news industry.”

In his quarter-century as publisher, Mr. Sulzberger, Jr. transformed The Times into an international, digital-first news organization with a global audience of more than 130 million people and 3.5 million paid subscriptions, more than The Times has ever had. Early in his tenure, he led the push to take the paper national and, in 1996, launched nytimes.com. Under his leadership, The Times won 60 Pulitzer Prizes, doubling the paper’s total Pulitzer count.

A.G. Sulzberger’s appointment was approved by the company’s board of directors on December 14, 2017. He was also elected to the board and will fill the seat being vacated by Michael Golden, who is stepping down on December 31, 2017.

A.G. Sulzberger was a reporter at The Providence Journal and The Oregonian before joining The Times’s metro desk in 2009. He later worked as a national correspondent, covering the Midwest as head of the Kansas City bureau. A.G. has been one of the architects of The Times’s digital transformation and was the principal author of the 2014 Innovation Report, which focused on growing and engaging The Times’s digital audience. He has also been one of the driving forces behind The Times’s business strategy, including the shift to a subscription-first business model. He is a graduate of Brown University.

Arthur O. Sulzberger, Jr. joined The Times in 1978 as a correspondent in its Washington bureau. He moved to New York as a metro reporter in 1981 and was appointed assistant metro editor later that year. From 1983 to 1987, he worked in a variety of business departments, including production and corporate planning. In January 1987, he was named assistant publisher and, a year later, deputy publisher, overseeing the news and business departments. Before coming to The Times, Mr. Sulzberger was a reporter with The Raleigh (N.C.) Times from 1974 to 1976, and a London correspondent for The Associated Press from 1976 to 1978. He is a graduate of Tufts University.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesPR. This press release can be downloaded from www.nytco.com

Contacts:	Eileen Murphy, eileen.murphy@nytimes.com

Danielle Rhoades Ha, danielle.rhoades-ha@nytimes.com